Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

Please be advised that we have completed our audit of the consolidated balance sheet of Ludwig Enterprises Inc. as of December 31, 2024 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2024.  We conducted our audit in accordance with generally accepted auditing standards and in accordance with PCAOB standards.

We have not reviewed or audited the Company’s XBRL-related documents. It is your responsibility to proof read and math check the EDGARized version of the Form 10-K to ensure it conforms exactly to the EDGAR version dated April 28, 2025, which has been reviewed by us.

We provide our authorization for you to file EDGAR, version dated April 28, 2025. If the financial statements are not filed today (as defined in ASC 855-10-S99-2), we are required to update our procedures and the above-mentioned document should not be filed with the SEC.

Please send us SEC acceptance once the report has been filed.

Thank you,

Batul Abdulali

Principal

Also doing business as McNamara and Associates, LLC

https://assurancedimensions.com/